SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

                                (Amendment No. 1)

                           Filed by the Registrant [ ]
                 Filed by a Party other than the Registrant [X]

                           Check the appropriate box:
                        [X] Preliminary Proxy Statement
                        [ ] Definitive Proxy Statement
                        [ ] Definitive Additional Materials
       [ ] Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                           FJS Properties Fund I, L.P.
                (Name of Registrant as Specified in Its Charter)

                           Everest FJS Investors, LLC
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transactions applies:

           .....................................................................
     (2)   Aggregate number of securities to which transactions applies:

           .....................................................................
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

           .....................................................................
     (4)   Proposed maximum aggregate value of transaction:

           .....................................................................
     (5)   Total fee paid:

           .....................................................................
     [ ] Fee paid previously with preliminary materials:

           .....................................................................

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1)   Amount previously paid:
     (2)   Form, Schedule or Registration Statement no.:
     (3)   Filing Party:
     (4)   Date Filed:

Everest FJS Investors, LLC
155 North Lake Avenue, Suite 1000
Pasadena, California 91101

September __, 2002


         Enclosed is a Solicitation of Consents seeking the approval by written consent (the "Consents") of the limited partners (the "Limited Partners") of FJS Properties Fund I, L.P., a Delaware limited partnership (the "Partnership"), to replace the current general partner with Everest FJS Investors, LLC, a California limited liability company ("Everest") as the new general partner of the Partnership. The Partnership's current general partner is FJS Properties, Inc., a Delaware corporation (the "General Partner").

         Everest FJS Investors, LLC, is a California limited liability company and a limited partner of the Partnership. Everest's members are Everest Properties II, LLC and MacKenzie Patterson, Inc.

         The goal of Everest in soliciting the Consents is to elect Everest as the new general partner of the Partnership so that Everest can:

     o manage the Partnership's real property in a manner best designed to prepare it for liquidation of the Partnership;

     o explore opportunities to create liquidity for limited partners with the objective of creating a liquidity event within two years of its replacement of the General Partner; and

     o generate maximum cash distributions to limited partners on liquidation of the Partnership.


            On August 7, 1995, Robert E. Brennan, the owner of 80% of the common stock of the General Partner filed a voluntary petition for relief in the United States Bankruptcy Court for the District of New Jersey under Chapter 11 of the Bankruptcy Code. This 80% equity interest in the General Partner has been the subject of Bankruptcy Court jurisdiction, and the future ownership and operation of the General Partner have been subject to much uncertainty, since that date. Everest believes that its substitution as General Partner will align management and its interests directly with the interests of the Limited Partners and be the best means of assuring that limited partners receive the maximum potential return on their investment.

         We urge you to carefully read the enclosed Consent Solicitation Statement in order to vote your interests. YOUR VOTE IS IMPORTANT. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSALS. To be sure your vote is represented, please sign, date and return the enclosed Consent of Limited Partner form as promptly as possible in the enclosed, prepaid envelope.

         If you have any questions, please do not hesitate to contact Everest toll free at (800) 611-4613, or at (626) 585-5920.

                                                   Everest FJS Investors, LLC

                            SOLICITATION OF CONSENTS
                                       of
                                LIMITED PARTNERS
                                       of
                           FJS PROPERTIES FUND I, L.P.
                                       by
                           EVEREST FJS INVESTORS, LLC
                     a California limited liability company

                               September __, 2002

                         CONSENT SOLICITATION STATEMENT

         Everest FJS Investors, LLC ("Everest"), is a California limited liability company and a limited partner of the Partnership. Everest's members are Everest Properties II, LLC and MacKenzie Patterson, Inc. Everest is seeking the approval by written consent (the "Consents") of the limited partners (the "Limited Partners") of FJS Properties Fund I, L.P., a Delaware limited partnership (the "Partnership"), to replace the current general partner with Everest as the new general partner of the Partnership. The Partnership's current general partner is FJS Properties, Inc., a Delaware corporation (the "General Partner").

         In reviewing this Consent Solicitation Statement, please consider the following:

     o The Partnership first acquired an interest in its sole real property investment, the Pavilion Apartments (the "Property"), a 312 Unit garden apartment complex located in West Palm Beach, Florida, in 1984. The Partnership will continue until December 31, 2009 unless it is earlier terminated upon the liquidation of its assets. The Partnership originally intended to sell its assets after a holding period of from five to twelve years, or, in other words, some time during the period from 1989 through 1996.

     o The Property is subject to a first mortgage loan that will become due, with a principal payment of $4.2 million, in March 2004.

     o In the opinion of Everest, the Property requires significant capital improvements and expenditures for deferred maintenance if it is to be successfully refinanced and generate maximum liquidation proceeds for the Limited Partners.

     o The holder of 80% of the equity interest in the General Partner has been involved in a bankruptcy reorganization for the past seven years, and the trustee in bankruptcy has been engaged in negotiations to sell a controlling interest in the General Partner to the current property manager and others, including affiliates of Everest. As a result, Everest believes, the General Partner has not been sufficiently motivated to manage the Partnership and its property with a view to enhancing the value of the Property and achieving a sale of the Property in accordance with the Partnership's original investment objectives, including generating maximum liquidation proceeds for distribution to the Limited Partners.

     o If Everest becomes the new general partner, Everest would manage the Partnership in the manner and on the terms that Everest believes best serves the interests of the Limited Partners. Everest would probably seek to negotiate a refinancing of the mortgage debt and to effect such improvements and deferred maintenance on the Property as it deems in the best interest of the Partnership and its intention to create liquidity for the Limited Partners. Everest cannot state with certainty what actions it will take until it gains control of the Partnership and is better able to assess the available options.

If Everest is successful in replacing the current general partner, Everest expects to liquidate the Partnership within two years from the time it becomes the new general partner.

     o Everest and its affiliates hold an aggregate of approximately 5,141 Units, or approximately 30.62% of the total outstanding Units. Everest and its affiliates will vote all such Units in favor of the proposal to replace the General Partner as described below.

     o If Everest is appointed as the new general partner it would be entitled to a 1% interest in all profits, losses and distributions of the Partnership and Everest or its affiliates would be entitled to the same fees as previously paid to the current managing general partner.

     o No Consents are being solicited hereby to approve any sales transaction by the Partnership. Everest has not identified or contacted any potential buyers for the Property. If and when Everest determines that termination and dissolution of the Partnership is in the best interests of the limited partners, it will seek consent of the limited partners to such action, and would then proceed to market the property for sale without further consent solicitation, as authorized in the Partnership Agreement. If Everest believes at any point in time that the Limited Partners should be afforded the opportunity to act on a specific proposal, then they would proceed to solicit their approval.

         There are other investment considerations which should be weighed in replacing the current general partners with Everest. Limited Partners are advised to read this Consent Solicitation Statement carefully and to consult with their investment and tax advisors. YOUR VOTE IS IMPORTANT. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSALS.

         The Consents are solicited upon the terms and subject to the conditions of this Consent Solicitation Statement and the accompanying form of Consent. Removal of the current general partner and the election of Everest as the new general partner requires the consent of the record holders of a majority of the units of interest ("Units") of the Limited Partners (the "Required Consents"). If Everest receives the Required Consents, it will promptly complete the necessary requirements to become the new general partner, as provided in the Partnership's Amended and Restated Agreement of Limited Partnership dated April 18, 1985, as amended (the "Partnership Agreement"), and will send written notice of all actions taken as a result of the Consents of the Limited Partners.



         This Consent Solicitation Statement and the accompanying form of Consent of Limited Partners are first being mailed to Limited Partners on or about September __, 2002.

CONSENTS SHOULD BE DELIVERED TO EVEREST AND NOT TO THE PARTNERSHIP.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS SOLICITATION OF CONSENTS EXPIRES NO LATER THAN 11:59 P.M. EASTERN TIME ON OCTOBER __, 2002, UNLESS EXTENDED. IF THE CONSENT SOLICITATION EXPIRES WITHOUT ACHIEVING THE REQUIRED LEVEL OF LIMITED PARTNER APPROVAL, ANY CONSENTS RECEIVED WILL HAVE NO FURTHER FORCE OR EFFECT.



























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

INFORMATION CONCERNING EVEREST

         Everest is a California limited liability company that was formed in 2002 for the purpose of investing in Units of the Partnership. The members of Everest are Everest Properties II, LLC, a California limited liability company ("Everest Properties") and MacKenzie Patterson, Inc, a California corporation ("MacKenzie"). Everest and MacKenzie will share management and control of Everest. Everest may also in the future admit other affiliates of Everest Properties and MacKenzie as members.

         Everest Properties is a California limited liability company that was formed in 1996. Everest Properties manages investments in real estate, cable and equipment leasing limited partnerships, and conducts other investment banking activities regarding real estate. The principal office of Everest and Everest Properties is 155 North Lake Avenue, Suite 1000, Pasadena, California 91101; telephone (626) 585-5920. Everest Properties and its affiliates control 14 apartment projects similar to the Property, comprising 2,450 apartment units located in the Southeast and Midwest, including two apartment properties in Florida.

             MacKenzie and its affiliates act as advisor, manager and general partner of a number of real estate investment vehicles, and MacKenzie has engaged in those activities under its current management and control since January 1989. The principal business address of MacKenzie and its affiliates is 1640 School Street, Moraga, California 94556, and the business telephone number for each is (925)-631-9100.

         The management personnel of each of Everest Properties and MacKenzie have significant experience in the real estate industry and with limited partnerships such as the Partnership. Below are resumes for the members of the executive management of Everest Properties and MacKenzie who will control Everest.

         In a tender offer terminated June 2, 2002, Everest purchased a total of 1,434 of the Partnership's Units for a price of $160 per Unit. Upon completion of the offer, Everest and its affiliates held an aggregate of approximately 5,141 Units, or approximately 30.62% of the total outstanding Units. Everest and its affiliates will vote all such Units in favor of the proposal to replace the General Partner as described below.

Everest Properties

         W. Robert Kohorst is the President of Everest Properties and its affiliates. He is a lawyer by profession. From 1984 through 1990, Mr. Kohorst was the President of the Private Placement Group for Public Storage, Inc., a national real estate syndicator. Mr. Kohorst's responsibilities included all structuring, marketing, investor services and accounting services for private placement syndications for Public Storage, Inc., and its affiliates. Upon leaving Public Storage, Inc. in 1990, Mr. Kohorst was the Chief Executive Officer and principal of two businesses, Tiger Shark Golf, Inc., a golf equipment manufacturer, and Masquerade International, Inc., a manufacturer of costumes. In 1991 Mr. Kohorst co-founded KH Financial, Inc., which has been engaged in the acquisition of general partner interests, real estate companies and related assets. Mr. Kohorst has been the President of KH Financial, Inc.

from its inception to the present. Mr. Kohorst holds a Juris Doctor from the University of Michigan and a Bachelor of Science degree in accounting from the University of Dayton.

         David I. Lesser is the Executive Vice President of Everest Properties. He is a lawyer by profession. From 1979 through 1986, Mr. Lesser practiced corporate and real estate law with Kadison, Pfaelzer, Woodard, Quinn & Rossi and Johnsen, Manfredi & Thorpe, two prominent Los Angeles law firms. From 1986 through 1995, Mr. Lesser was a principal and member of Feder, Goodman & Schwartz and its predecessor firm, co-managing the firm's corporate and real estate practice. Between 1990 and 1992, Mr. Lesser was counsel to Howard, Rice, Nemerovski, Robertson, Canady & Falk. Mr. Lesser is also a Vice President of KH Financial, Inc. Mr. Lesser holds a Juris Doctor from Columbia University and a Bachelor of Arts degree from the University of Rochester.

         Christopher K. Davis is a Vice President and the General Counsel of Everest Properties. He is a lawyer by profession. From 1991 to 1995, he practiced securities and corporate law with Gibson, Dunn & Crutcher, a prominent national law firm headquartered in Los Angeles. From 1995 through 1997, he served as Senior Staff Counsel and then Director of Corporate Legal of Pinkerton's, Inc., a worldwide provider of security, investigation and related services. At Pinkerton, Mr. Davis was responsible for directing the corporate legal section of the legal department. Mr. Davis holds a Juris Doctor from Harvard Law School and a Bachelor of Science degree in Business Administration from the University of California, Berkeley.

         Peter J. Wilkinson is a Vice President and the Chief Financial Officer of Everest Properties. He is an accountant by profession. From 1981 through 1987, he worked for Deloitte Haskins and Sells and Coopers and Lybrand in London and Sydney in their audit divisions, gaining significant experience in a variety of industry segments. From 1987 to 1990, he was the company secretary and controller of Gresham Partners, an Australian investment bank where, in addition to being responsible for all financial, tax and administrative matters, he was involved with analyzing leveraged buyout, property finance and business acquisitions. Mr. Wilkinson joined BankAmerica in the United States and from 1991 to 1996 held a number of positions, culminating in being the Division Finance Officer for the Corporate Trust and Mortgage and Asset Backed divisions. In this capacity, he was responsible for presentation of all financial information and financial due diligence during their divestiture. Mr. Wilkinson holds a Bachelor of Science degree from Nottingham University and is an English chartered accountant.

MacKenzie Patterson, Inc.

             C.E. Patterson is President and a director of MacKenzie Patterson, Inc. which acts as manager and general partner of a number of real estate investment vehicles, and has served in those positions since January 1989. In 1981, Mr. Patterson founded Patterson Financial Services, Inc. (PFS), an SEC registered investment adviser, with Berniece A. Patterson, as a financial planning firm, and he has served as its President since that date. Mr. Patterson founded Patterson Real Estate Services, a licensed California Real Estate Broker, in 1982. As President of PFS, Mr. Patterson is responsible for all investment counseling activities. He supervises the analysis of investment opportunities for the clients of the firm. Mr. Patterson has served as president of Host Funding, Inc., an owner of lodging properties, since December 1999. Mr. Patterson is also an officer and controlling shareholder of Cal-Kan, Inc., a closely held real estate investment company, and trustee of the Pat Patterson Western Securities, Inc. Profit Sharing Plan. Mr. Patterson, through his affiliates, manages a number of investment and real estate partnerships.

             Berniece A. Patterson is a director of MacKenzie Patterson, Inc., and has served in that capacity since January 1989. In 1981, Ms. Patterson and C.E. Patterson established Patterson Financial Services, Inc. She has served as Chair of the Board and Vice President of PFS since that date. Her responsibilities with PFS include oversight of administrative matters and monitoring of past projects underwritten by PFS. Since October 1990, Ms. Patterson has served as Chief Executive Officer of Pioneer Health Care Services, Inc., and is responsible for the day-to-day operations of its three nursing homes and over 300 employees.

             Glen W. Fuller became senior vice president, chief operating officer, and a director of MacKenzie Patterson, Inc. in May 2000. Prior to becoming senior vice president, from August 1998 to April 2000, he was with MacKenzie Patterson, Inc. as a portfolio manager and research analyst. Since December 1999, Mr. Fuller has served as an officer and director of Host Funding, Inc. Prior to joining MacKenzie Patterson, Inc., from May 1996 to July 1998, Mr. Fuller ran the over the counter trading desk for North Coast Securities Corp. (previously Morgan Fuller Capital Group) with responsibility for both the proprietary and retail trading desks. Mr Fuller was also the registered options principal and registered municipal bond principal for North Coast Securities, a registered broker dealer. Mr. Fuller currently is a NASD - registered options principal, registered bond principal, and holds his NASD Series 7, general securities license. Mr. Fuller has also spent time working on the floor of the New York Stock Exchange as a trading clerk and on the floor of the Pacific Stock Exchange in San Francisco as an assistant specialist for LIT America.

             Christine Simpson is vice president of MacKenzie Patterson, Inc. and is responsible for the day-to-day management of research, and securities purchases and sales on behalf of the entities managed by MacKenzie Patterson, Inc. Ms. Simpson has served in that position since January 1997, and prior to that time was employed by MacKenzie Patterson, Inc. as a research analyst from January 1994 to December 1996. She joined MacKenzie Patterson, Inc. as an administrative assistant in July 1990.

         An unaudited balance sheet for Everest dated July 31, 2002, is included as Exhibit A to this Consent Solicitation Statement.


INFORMATION CONCERNING THE PARTNERSHIP

         Information contained in this section is based upon documents and reports publicly filed by the Partnership, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the "Form 10-K") and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002 (the "Form 10-Q"). Although Everest has no information that any statements contained in this section are untrue, Everest has not independently investigated the accuracy of statements, and takes no responsibility for the accuracy, inaccuracy, completeness or incompleteness of any of the information contained in this section or for the failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information.

The Partnership and Current General Partner

            The Partnership is a Delaware limited partnership formed as of October 5, 1984. Beginning in June, 1985, the Partnership offered to the public 100,000 of its Units of Limited Partnership Interest (the "Units"). On May 1, 1986, the sole closing of the Units, the Partnership received $8,391,500 in gross proceeds from the sale of 16,783 Units to investors. FJS Properties, Inc., a Delaware corporation and an affiliate of the underwriter of the Partnership's offering of Units, First Jersey Securities, Inc., is the general partner ("General Partner") of the Partnership.

         The Partnership has no officers or directors. As General Partner, FJS Properties, Inc. manages and controls the Registrant's affairs and has general responsibility and ultimate authority in all matters affecting its business. According to the Partnership's 10-K, the General Partner's sole executive officers and directors are Andrew C. Alson, as the president and a director of the General Partner, and Lawrence E. Bathgate II, as a director. Robert E. Brennan owns 80% of the capital stock of the General Partner and Mr. Bathgate owns the remaining 20%.

            On August 7, 1995, after a $75 million judgment against him in a civil stock fraud suit in U.S. District Court, Robert E. Brennan, the owner of 80% of the common stock of the General Partner, filed a voluntary petition for relief in the United States Bankruptcy Court for the District of New Jersey under Chapter 11 of the Bankruptcy Code. On June 10, 1997, United States Bankruptcy Judge Kathryn C. Ferguson appointed Donald F. Conway, C.P.A. as the Trustee in the Chapter 11 Bankruptcy Proceeding involving Robert E. Brennan as Debtor, pending in the United States Bankruptcy Court for the District of New Jersey (Case No 95-35502). By virtue of his appointment as Trustee, Mr. Conway is empowered to vote (and with the approval of the Court), to sell Mr. Brennan's Common Stock and to direct the disposition of the sale proceeds. As a result Mr. Conway, in his capacity as Trustee, may be deemed the beneficial owner of such shares and a controlling person of FJS Properties, Inc. and the Partnership.


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

         On April 16, 2001, Robert E. Brennan was convicted on seven counts of bankruptcy fraud and money laundering in a criminal proceeding in U.S. District Court in New Jersey. He was sentenced to nine years and two months in prison for these offenses and is currently serving his sentence in federal prison in Fort Dix, New Jersey. On August 9, 2002, Mr. Brennan pled guilty in federal court in Manhattan to an additional charge of criminal contempt, with sentencing scheduled for December 2002.

         In March of 2000, MacKenzie proposed to purchase Mr. Brennan's interest in the General Partner through the trustee in bankruptcy, subject to MacKenzie obtaining information regarding valuation of the interest. Its primary purpose in seeking to acquire the controlling interest in the General Partner was to assure that the Partnership was managed and its property maintained and operated in a manner consistent with the interests of Unit holders, including those of its managed funds which hold Units. The trustee did not respond favorably to MPI's initial proposal. In November 2000, MPI engaged counsel to represent it in the bankruptcy court and further pursue the interest in the General Partner. In March 2001, MPI made another proposal to purchase the interest in the General Partner. Everest Financial, Inc., an affiliate of Everest Properties, also participated as a bidder in the auction conducted by the bankruptcy trustee for Mr. Brennan's interest in the General Partner, but was not the successful bidder. In December 2001, Everest Financial, Inc. made an offer to acquire the Partnership's property directly, for a proposed purchase price of $8 million, subject to a satisfactory diligence review of the property. The offer was not accepted. On August 15, 2002, the trustee in bankruptcy contacted Everest by telephone and orally offered to sell Everest the shares representing 80% of the equity interest in the General Partner for a cash price of $150,000. Everest has responded to that offer and is currently negotiating with the trustee.

Partnership Property

            The sole property owned and operated by the Partnership is the Pavilion Apartments (the "Property"), a 312 Unit garden apartment complex located at 401 Executive Center Drive, West Palm Beach, Florida. The Partnership acquired a 50% interest in the Pavilion on December 31, 1984, and the remaining 50% on January 1, 1985. It owns Pavilion in fee ownership, subject to a first mortgage.

              Pavilion, constructed in 1972, is located on a 15 acre tract and consists of 312 apartment units containing 286,500 square feet of rentable area in 11 low-rise buildings. Rental units are available in one, two and three bedroom plans. There are 108 one-bedroom apartments, 44 two- bedroom apartments with one bath, 116 two-bedroom apartments with two baths, and 44 three- bedroom apartments. Ground amenities include a heated swimming pool, lighted tennis courts, basketball and shuffle-board courts, and a clubhouse with game room, saunas, lounge and outdoor barbecues. An equipped children's playground is also provided.

            The apartments in the Property are available for rent to residential tenants, generally under one year leases. No tenant occupies more than one apartment in the Pavilion except for the West Palm Beach Recovery Center which occupies 5 Units. Each of such units was leased at the then current market rents. With substantially all tenants occupying their apartments under one year leases, it is anticipated that leases for all apartments will expire each year.

Outstanding Units

         Under Section 16.4 of the Partnership Agreement, Limited Partner is entitled to one vote for each Unit owned by such Limited Partner on any matter subject to Limited Partner vote.

         The Issuer had approximately 542 holders of record owning an aggregate of 16,788 Units, as of March 15, 2002, according to its annual report on Form 10-K for the year ended December 31, 2001. In a tender offer completed June 5, 2002, Everest acquired a total of 1,434 Units. Everest and its Affiliates currently beneficially own an aggregate of 5,141Units, or approximately 30.62% of the outstanding Units.

         According to the Form 10-K, no directors, officers or partners of the General Partner own Units except for the five Units owned by Mr. Bathgate, as the initial limited partner. The Family Trust, is a New Jersey trust established by Robert Brennan, but as to which Mr. Brennan, currently serving a prison sentence as described above, is neither a Trustee nor a Beneficiary. The Family Trust owns 1,558 Units (or 9.28% of the outstanding Units). As of March 1, 2001, Robert E. Brennan, Chapter 11 Debtor, and Lawrence E. Bathgate, II were the sole shareholders of the common stock of the General Partner, owning 80% and 20% respectively. As described above, Donald F. Conway, CPA, has been appointed as Trustee in the Chapter 11 Bankruptcy Proceeding involving Robert E. Brennan as Debtor. Mr. Conway is empowered to vote (and with the approval of the Court), to sell Mr. Brennan's Common Stock and to direct the disposition of the sale proceeds. As a result Mr. Conway, in his capacity as Trustee, may be deemed a beneficial owner of such shares and a controlling person of the General Partner and the Partnership.

PROPOSAL AND SUPPORTING STATEMENT

         The Limited Partners are being asked to approve by written consent the following action (the "Proposal") pursuant to the Partnership Agreement:

         Proposal: Everest proposes the removal of the current General Partner, FJS Properties, Inc., as general partner of the Partnership and the simultaneous election of Everest as the new general partner of the Partnership (see "Admission of New General Partner" below).

         Everest believes that the Proposal is in the best interest of all Limited Partners and strongly encourages all Limited Partners to approve the Proposal.

         A review of documents and reports publicly filed by the Partnership indicates that the Property held by the Partnership is a potentially valuable real estate asset. Given the bankruptcy and imprisonment of the controlling owner of the General Partner, and negotiations to sell the General Partner to a third party, including efforts by the current property manager to acquire the General Partner, Everest believes that the Partnership requires a new general partner whose interests are aligned with those of the Limited Partners. The Property also is currently subject to mortgage debt bearing interest at the rate of 9.75% per annum, which Everest believes is an above-market rate, and requiring a substantial principal payment in two years. Everest believes that the Partnership should immediately and vigorously explore negotiating a refinancing of the existing debt with a view to funding deferred maintenance on the Property and such capital improvements as may enhance the Property's resale value. Everest believes the current General Partner is not sufficiently motivated to undertake these steps, and that the bankruptcy litigation has had and will in the future have a severe and adverse impact on the effective management of the Partnership.

         Everest believes that replacing the current general partner with Everest as the new general partner will provide the Limited Partners with the best potential to maximize the potential cash returns to the Limited Partners in the near future.

     o No Consents are currently being solicited to approve any sales transaction by the Partnership. Everest has not identified nor contacted any potential buyers for the Property. If Everest is admitted as the new general partner, it expects to create liquidity for the Limited Partners within the next 24 months, distribute cash to the Limited Partners in accordance with the Partnership Agreement, and liquidate and dissolve the Partnership. Any such liquidity event would be dependent upon the condition of the Property, market conditions for the area in which the Property is located, general economic conditions, interest rates and the availability of financing for the Property. No assurance can be given regarding the timing of, or proceeds from, the liquidation of the Partnership. Everest and its affiliates hold the largest Limited Partner interest, however, and Everest therefore believes that they have the greatest interest in obtaining the maximum value from the Property. If and when Everest determines that termination and dissolution of the Partnership is in the best interests of the limited partners, it will seek consent of the limited partners to such action, and would then proceed to market the property for sale without further consent solicitation, as authorized in the Partnership Agreement. If Everest believes at any point in time that the Limited Partners should be afforded the opportunity to act on a specific proposal, then they would proceed to solicit their approval.


Admission of New General Partner

         Upon satisfaction of the conditions of succession by Everest as the new general partner, including the acquisition of the current general partner's interest and Everest's determination to substitute as general partner, all as described in more detail below, the current general partner shall be removed as general partner and Everest shall simultaneously become the general partner. Thereafter, the current general partner will not retain any of the rights, powers or authority accruing to the general partner following its removal as general partner.

         The Partnership Agreement provides that, upon termination of the general partner, the Partnership must purchase the general partner's interest in the Partnership in the manner and for an amount determined as provided in the Partnership Agreement. Everest, as the new general partner, will then be required to purchase the current general partner's interest in the Partnership within 60 days of its election as the new general partner. The purchase price for the interest will be determined by agreement between the new general partner, on behalf of the Partnership, and the terminated general partner, or, if they cannot agree, by arbitration. The purchase price will be payable by a promissory note bearing interest at 12% per annum, with all principal and accrued interest payable five years from the effective termination date, but subject to mandatory prepayment to the extent of proceeds from the sale of Partnership property.

          Everest, as the new general partner, will be entitled to a 1% interest in all profits, losses and distributions of the Partnership; and will be entitled to collect the same fees currently payable to the General Partner. Everest anticipates that it will continue to use an independent third party property manager to provide on site property management services. Initially, Everest would retain the current property manager to ease the transition of control and to evaluate whether such property manager should be retained or replaced.

         If in fact the current general partner was in the process of selling the Property when Everest became the new general partner, Everest would continue the process in the manner and on the terms that Everest believed best served the interests of the Limited Partners; however, Everest cannot state with certainty what actions it will take until it gains control of the Partnership and is better able to assess the available options.

         Everest has indicated its desire to become the new general partner and, other than a subsequent material adverse change in the Partnership, Everest does not anticipate any circumstance under which it would not desire to become the new general partner. A material adverse change would include bankruptcy, foreclosure or other impairments on the value or operations of the Property. Everest reserves the right to withdraw before admission as the new general partner in the event of a material adverse change in the Partnership, if the demands of the general partner for the purchase price of its interest are reasonably deemed by Everest to be excessive in amount or likely to result in a costly and time consuming arbitration process, or in the event Everest is otherwise unable to satisfy or obtain a waiver of the conditions of succession by Everest as the new general partner under the Partnership Agreement. In the event that the general partner is removed, but Everest withdraws before admission as the new general partner, the result would be termination of the Partnership under Section 19.1.1 of the Partnership Agreement, the liquidation of its assets and distribution of liquidation proceeds to the partners. Under Delaware limited partnership law, after removal of the general partner, the limited partners, or a person approved by limited partners who own more than 50 percent of the interest in the profits of the limited partnership, may wind up the limited partnership's affairs; or the Delaware Court of Chancery, upon cause shown, may wind up the limited partnership's affairs upon application of any partner, the partner's personal representative or assignee, and may appoint a liquidating trustee.

         Under the terms of the Partnership Agreement, the Partnership is entitled to engage in various transactions involving affiliates of the general partner. If Everest is appointed as the new general partner, it will examine any existing agreements between the Partnership and any affiliates of the current general partner and expects to terminate some or all of those agreements. Everest would be entitled to cause the Partnership to engage in transactions with its affiliates. However, Everest intends to contract with an independent third party to manage the Property.

         In the Partnership's Annual Report on Form 10-K for the year ended December 31, 2001, it disclosed the following information concerning transactions with the General Partner and its affiliates under Item 13 - "Certain Relationships and Related Transactions" :

           "During Registrant's fiscal years ended December 31, 2001, 2000, and 1999 the General Partner and certain affiliated entities have earned or received compensation or payments for services from Registrant or its General Partner as follows:

                           Reimbursement/Compensation
 Name of Recipient Capacity in Which served or Payment Received

                                                       2001       2000      1999

FJS Properties, Inc.   General Partner 3                 $0         $0      $760
                       Partnership Management Fee        $0         $0    $3,172
                       Property Management Fee 4    $23,123    $24,276   $21,508
                       Administrative Expenses 5    $24,000    $24,000   $27,000
                       Tender Offer Administrative
                       Fees 6                        $6,000         $0        $0
Lawrence E. Bathgate II Initial Limited Partner 7        $0         $0       $22

            In addition, certain officers and directors of the General Partner receive compensation from the General Partner and/or its affiliates (but not from Registrant) for services performed for various affiliated entities, which may include services performed for Registrant.

3 Represents the General Partner's interest in Adjusted Cash From Operations. Under Registrant's Partnership Agreement 99% of the Net Income and Net Loss of Registrant was allocated to the Limited Partners and 1% was allocated to the General Partner. Pursuant thereto, for the years ended December 31, 2001, 2000, and 1999, ($1,450), ($1,064), and ($1,177) of the Registrant's taxable income
(loss) was allocated to FJS Properties, Inc. For further information, reference is made to the material contained in the Prospectus under the heading "MANAGEMENT COMPENSATION."

4 The following property management fees were applicable to the years 2001, 2000, and 1999:


  YEAR    Aggregate Management        Retained by General       Paid to local
                  Fee                       Partner             unaffiliated
                                                              management company
  2001         $117,233                     $23,123               $94,110
  2000         $118,518                     $24,276               $94,242
  1999         $107,540                     $21,508               $86,032

In addition, the local unaffiliated management company received construction supervision fees of $8,019 during 2001 and $8,068 during 1999, for supervision of outside construction work at the Pavilion Apartments.

5 Represents administrative fees for the respective years for preparation of the annual Forms 10K, quarterly Forms 10Q, and the Form 8-K of December, 1999, for Registrant for filing with the Securities and Exchange Commission. Such charges are in accordance with and pursuant to ss.10.1.3(b) of the Partnership Agreement of Registrant and do not exceed 90% of the amount Registrant would be required to pay to independent parties for comparable administrative services in the same geographic location.

6 Represents administrative fees for review of tender offer filings, preparation, filing and mailings of required responsive Securities and Exchange Commission Filings and materials for mailings to Limited Partners. As provided in the Partnership Agreement of Registrant such fees do not exceed 90% of the amount Registrant would be required to pay to independent parties for comparable administrative services in the same geographic location.

7 Represents distribution of Adjusted Cash From Operations attributable to the five Units Owned by Mr. Bathgate. For the years ended December 31, 2001, 2000, and 1999, ($42.76), ($31.57), and ($34.69) of the Registrant's taxable (loss)
was allocated to his Units."

                      VOTING PROCEDURE FOR LIMITED PARTNERS

Distribution and Expiration Date of Solicitation

         This Consent Solicitation Statement and the related Consent are first being mailed to Limited Partners on or about September __, 2002. Limited Partners who are record owners of Units as of September __, 2002 (the "Record Date") may execute and deliver a Consent. A beneficial owner of Units who is not the record owner of such Units must arrange for the record owner of such Units to execute and deliver to Everest a Consent that reflects the vote of the beneficial owner.

         This solicitation of Consents will expire at 11:59 p.m. Pacific Time on the earlier to occur of the following dates (the "Expiration Date"): (i) ___________, 2002 or such later date to which Everest determines to extend the solicitation, and (ii) the date the Required Consents are received. Everest reserves the right to extend this solicitation of Consents on a daily basis or for such period or periods as it may determine in its sole discretion from time to time. Any such extension will be followed as promptly as practicable by notice thereof by press release or by written notice to the Limited Partners. During any extension of this solicitation of Consents, all Consents delivered to Everest will remain effective, unless validly revoked prior to the Expiration Date.

         Everest reserves the right for any reason to terminate the solicitation of Consents at any time prior to the Expiration Date by giving written notice of such termination to the Limited Partners.

Voting Procedures and Required Consents

         The Consent of Limited Partner form included with this Consent Solicitation Statement is the ballot to be used by Limited Partners to cast their votes. Limited Partners should mark a box adjacent to the Proposal indicating that the Limited Partner votes "For" or "Against" the Proposal, or wishes to "Abstain." All Consents that are properly completed, signed and delivered to Everest, and not revoked prior to the Expiration Date, will be given effect in accordance with the specifications thereof. If none of the boxes on the Consent is marked, but the Consent is otherwise properly completed and signed, the Limited Partner delivering such Consent will be deemed to have voted "For" the Proposal.

         The Proposal requires the consent of the record holders of a majority of the Units of the Limited Partners (the "Required Consents"). Accordingly, adoption of the Proposal requires the receipt without revocation of the Required Consents indicating a vote "For" the Proposal. The failure of a Limited Partner to deliver a Consent or a vote to "Abstain" will have the same effect as if such Limited Partner had voted "Against" the Proposals.

         If Units to which a Consent relates are held of record by two or more joint holders, all such holders should sign the Consent. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing and should submit with the

Consent form appropriate evidence of authority to execute the Consent. In addition, if a Consent relates to less than the total number of Units held in the name of such Limited Partner, the Limited Partner must state the number of Units recorded in the name of such Limited Partner to which the Consent relates. If a Consent is executed by a person other than the record owner, then it must be accompanied by a valid proxy duly executed by the record owner. Valid execution of a Consent will revoke any prior voting directions, whether by proxy or consent, given by the Limited Partner executing the Consent.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation of the Consent, and the interpretation of the terms and conditions of this solicitation of Consents, will be determined by Everest, whose determination will be final and binding. Everest reserves the absolute right to reject any or all Consents that are not in proper form or the acceptance of which, in the opinion of Everest or its counsel, could be unlawful. Everest also reserves the right to waive any irregularities or conditions as to particular Consents or Units. Unless waived, any irregularities in connection with Consents must be cured within such time as Everest determines. None of Everest, any of its affiliates, or any other person shall be under any duty to give any notification of any such defects, irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived.

Completion Instructions

         Limited Partners are requested to complete, sign and date the Consent of Limited Partner form included with this Consent Solicitation Statement and mail, hand deliver, or send by overnight courier the original signed Consent to Everest.

         Consents should be sent or delivered to Everest and not to the Partnership, at the address set forth on the back cover of this Consent Solicitation Statement and on the back of the Consent. A prepaid, return envelope is included.

Power of Attorney

         Upon approval of the Proposal, Everest will be expressly authorized to prepare any and all documentation and take any further actions necessary to implement the actions contemplated under this Consent Solicitation Statement with respect to the approved Proposal. Furthermore, each Limited Partner who votes for the Proposal described in this Consent Solicitation Statement, by signing the attached Consent, constitutes and appoints Everest, acting through its officers and employees, as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions required under the Partnership Agreement in connection with this Consent Solicitation Statement or in order to implement the approved Proposal, including the execution of an amendment to the Partnership Agreement to reflect Everest as the new general partner of the Partnership, Everest will also be authorized to provide notice of removal of the general partner under Section 17.2 of the Partnership Agreement, including determination of the effective date of removal.

Revocation of Consents

         Consents may be revoked at any time prior to the Expiration Date, or a Limited Partner may change his vote on the Proposal, in accordance with the following procedures. For a revocation or change of vote to be effective, Everest must receive prior to the Expiration Date a written notice of revocation or change of vote (which may be in the form of a subsequent, properly executed Consent) at the address set forth on the Consent. The notice must specify the name of the record holder of the Units and the name of the person having executed the Consent to be revoked or changed (if different), and must be executed in the same manner as the Consent to which the revocation or change relates or by a duly authorized person that so indicates and that submits with the notice appropriate evidence of such authority as determined by Everest. A revocation or change of a Consent shall be effective only as to the Units listed on such notice and only if such notice complies with the provisions of this Consent Solicitation Statement.

         Everest reserves the right to contest the validity of any revocation or change of vote and all questions as to validity (including time of receipt) will be determined by Everest in its sole discretion, which determination will be final and binding. None of Everest, any of its affiliates, or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation or change of vote nor shall any of them incur any liability for failure to give such notification.

Absence of Appraisal Rights

         There are no appraisal or other similar rights available to Limited Partners in connection with this solicitation of Consents.

Solicitation of Consents

         Neither the Partnership nor the current general partners are participants in this solicitation of Consents. Everest is a participant in the solicitation, and Everest Properties and MacKenzie may be considered participants in this solicitation. Everest will initially bear all costs of this solicitation of Consents, including fees for attorneys, and the cost of preparing, printing and mailing this Consent Solicitation Statement. Everest shall seek reimbursement for such costs from the Partnership to the extent allowed under the Partnership Agreement and applicable law. In addition to the use of mails, certain officers or regular employees of Everest, Everest Properties and/or MacKenzie may solicit Consents; however, none of these individuals have been specially engaged to assist the solicitation and no officer or employee will be compensated for services to assist the solicitation other than reimbursement of any out-of-pocket expenses relating to the solicitation. The total fees and expenses to be incurred by Everest in connection with this solicitation are estimated to be $________. Everest has incurred fees and expenses in connection with this solicitation as of September __, 2002 of approximately $_________.

         Limited Partners are encouraged to contact Everest at the address and telephone number set forth on the back cover of this Consent Solicitation Statement with any questions regarding this solicitation of Consents and with requests for additional copies of this Consent Solicitation Statement and form of Consent.

                                    EXHIBIT A


                           EVEREST FJS INVESTORS, LLC
                                  BALANCE SHEET
                              As of July 31, 2002*
                                   (UNAUDITED)


ASSETS

         Current assets:
                  Cash...............................................$22,605
                                                                     -------
                       Total current assets.......................... 22,605
         Other assets:
                  Investments........................................226,240
                  Organization costs.................................     271
                                                                     --------
                       Total other assets............................226,511

                             Total assets............................$249,116
                                                                     ========


LIABILITIES AND MEMBERS' CAPITAL

         Members' capital............................................$250,000
                                                                     --------
                  Total members' capital............................. 250,000

                  Net Income.........................................    (884)

                       Total liabilities and member's capital........$249,116
                                                                     ========



-----------

* The only operations since formation of the company in April 2002 have been the acquisition of limited partnership interests in FJS Properties Fund
     I, L. P.

                            SOLICITATION OF CONSENTS
                                       of
                                LIMITED PARTNERS
                                       of
                           FJS PROPERTIES FUND I, L.P.
                         a Delaware limited partnership




      Deliveries of Consents, properly completed and duly executed, should be made to Everest at the address set forth below.

      Questions and requests for assistance about procedures for consenting or other matters relating to this solicitation may be directed to Everest at the address and telephone number listed below. Additional copies of this Consent Solicitation Statement and form of Consent may be obtained from Everest as set forth below.


      No person is authorized to give any information or to make any representation not contained in this Consent Solicitation Statement regarding the solicitation of Consents made hereby, and, if given or made, any such information or representation should not be relied upon as having been authorized by Everest or any other person. The delivery of this Consent Solicitation Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of Everest or the Partnership since the date hereof.










EVEREST FJS INVESTORS, LLC
155 North Lake Avenue, Suite 1000
Pasadena, California 91101

(800) 611-4613 or (626) 585-5920

FJS PROPERTIES FUND I, L.P.
a Delaware limited partnership (the "Partnership")

CONSENT OF LIMITED PARTNER

         The undersigned has received the Consent Solicitation Statement dated September __, 2002 ("Consent Solicitation Statement") by Everest FJS Investors, LLC, a California limited liability company ("Everest"), seeking the approval by written consent of the following proposal:

         Proposal: the replacement of the current general partner by the removal of the current general partner, FJS Properties, Inc, a Delaware corporation, by the simultaneous election of Everest as the new general partner of the Partnership ("Replacement of General Partner").

Each of the undersigned, by signing and returning this Consent, hereby constitutes and appoints Everest, acting through its officers and employees, as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions required under the Partnership Agreement in connection with this Consent and the Consent Solicitation Statement or in order to implement an approved proposal; hereby revokes all prior voting directions, whether by proxy or consent; and hereby votes all Units of interest in the capital of the Partnership held of record by the undersigned as follows for the proposals set forth above, subject to the Consent Solicitation Statement.

     Proposal               FOR           AGAINST          ABSTAIN
     ---------

     Replacement of
     General Partner       [   ]           [   ]            [   ]



    Dated:                 , 2002
           ----------------
    (Important - please fill in)
                                           --------------------------------
                                           Signature


                                           --------------------------------
                                           Signature


                                           --------------------------------
                                           Telephone Number

(Please sign exactly as your name appears on the Partnership's records. Joint owners should each sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others acting in representative capacity should indicate the capacity in which they sign and should give FULL title, and submit appropriate evidence of authority to execute the Consent)

         THIS CONSENT IS SOLICITED BY EVEREST FJS INVESTORS, LLC, EVEREST PROPERTIES II, LLC AND MACKENZIE PATTERSON, INC. LIMITED PARTNERS WHO RETURN A SIGNED CONSENT BUT FAIL TO INDICATE THEIR APPROVAL OR DISAPPROVAL AS TO ANY MATTER WILL BE DEEMED TO HAVE VOTED TO APPROVE SUCH MATTER. THIS CONSENT IS VALID FROM THE DATE OF ITS EXECUTION UNLESS DULY REVOKED.

FJS PROPERTIES FUND I, L.P.
a Delaware limited partnership (the "Partnership")

CONSENT OF LIMITED PARTNER



      Deliveries of Consents, properly completed and duly executed, should be made to Everest at the address set forth below. A prepaid, return envelope is included with this form of consent.

      Questions and requests for assistance about procedures for consenting or other matters relating to this Solicitation may be directed to Everest at the address and telephone number listed below. Additional copies of this Consent Solicitation Statement and form of Consent may be obtained from Everest as set forth below.











                           EVEREST FJS INVESTORS, LLC
                       155 North Lake Avenue, Suite 1000
                           Pasadena, California 91101

                        (800) 611-4613 or (626) 585-5920